Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gloo Holdings, Inc. of our report dated April 15, 2026 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Gloo Holdings, Inc. for the year ended January 31, 2026.

/s/ Crowe LLP

Los Angeles, California

April 15, 2026